Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Guerrilla RF, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	Rule 457(c)	11,930,190	(1)		$17,775,983.00	(2)	$110.20 per $1,000,000	$1,959.00
Fees Previously Paid

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$17,775,983.00			$1,959.00
	Total Fees Previously Paid									$0.00
	Total Fee Offsets									$0.00
	Net Fee Due									$1,959.00

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(1) Represents shares offered by the selling stockholders identified in this prospectus. Includes an indeterminable number of additional shares of Common Stock that, pursuant to Rule 416 under the Securities Act, may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to  be offered by the selling stockholders.

(2)  Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices for a share of the Registrant’s Common Stock as reported on the OTCQX on March 27, 2023.